March 6, 2012

To Our Limited Partners:

In February 2009, the Financial Industry Regulatory Authority (“FINRA”) issued a notice to broker-dealers that sell the units of non-traded real estate direct participation programs, such as United Development Funding III, L.P. (the “Partnership” or “UDF III”), that broker-dealers may not report in a customer account statement an estimated unit value that is developed from data more than 18 months old, which in effect requires programs such as UDF III to provide broker-dealers with an estimated value per unit of limited partnership interest at least once every 18 months after the completion of their offering stage. Accordingly, UDF III is now reporting its second estimated value per unit of limited partnership interest since the completion of its offering stage in April 2009.

We are pleased to announce that on March 6, 2012, the General Partner approved an estimated value of $20.00 per unit for UDF III’s units of limited partnership interest, which is within the range of values derived by an independent firm and unchanged from the Partnership’s initial offering price.

In making a determination of the estimated value of the Partnership’s units, UMTH Land Development, L.P., the general partner of UDF III (the “General Partner”), assessed the Partnership’s assets, less liabilities, per unit and the execution of the UDF III business model set forth in the prospectus regarding the Partnership’s initial public offering of its limited partnership interests. The General Partner also relied upon an independent firm specializing in the valuation of businesses, partnerships and intellectual property that derived a range of estimated values per unit using five valuation analyses. Please see the attached Form 8-K for more information regarding the methodology and valuation process.

All of us associated with UDF III thank you for your continued support and confidence.

Sincerely,

UMT Services, Inc. Board of Directors

Todd F. Etter	Hollis M. Greenlaw	Michael K. Wilson